Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in each Prospectus and “Policies and Procedures Regarding the Release of Portfolio Holdings” and "Independent Registered Public Accounting Firm" in each Statement of Additional Information, each dated October 1, 2022 and each included in this Post-Effective Amendment No. 39 to the Registration Statement (Form N-1A, File No. 811-22641) of Franklin Alternative Strategies Funds (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated July 28, 2022, with respect to the financial statements and financial highlights of Franklin K2 Alternative Strategies Fund and Franklin K2 Long Short Credit Fund (the funds constituting Franklin Alternative Strategies Funds) included in the Annual Report to Shareholders (Form N-CSR) for the year ended May 31, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 26, 2022